Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES THIRD QUARTER RESULTS
New York, NY (October 22, 2009) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2009:
•	Operating income for the quarter was $66 million, resulting in a 7.7% operating margin, compared to operating income of $22 million and a 2.4% operating margin in the third quarter of 2008.

•	Pre-tax income for the quarter was $23 million, which includes an accounting gain of $3 million related to the valuation of JetBlue’s auction rate securities. Excluding this accounting gain, JetBlue’s pre-tax income for the quarter would have been $20 million. This compares to a pre-tax loss of $10 million in the third quarter of 2008.

•	Net income for the third quarter was $15 million, or $0.05 per diluted share. Excluding the accounting gain, JetBlue’s net income for the quarter would have been $12 million, or $0.04 per diluted share. This compares to JetBlue’s third quarter 2008 net loss of $8 million, or $0.03 per diluted share.
“Despite a tough economic environment, we reported our third consecutive quarterly profit, thanks in large part to the hard work of our dedicated crewmembers,” said Dave Barger, JetBlue’s CEO. “The actions we took last year, including restructuring our fuel hedge portfolio, reallocating capacity and selling and deferring aircraft, have led to significantly improved results. While the uncertain economic environment continues to pressure demand for air travel, we have been able to leverage our strong brand and superior product to introduce innovative ways to attract new customers and build customer loyalty.”
Operational Performance
Operating revenues for the quarter totaled $854 million, representing a decline of 5.3% over the third quarter of 2008. Revenue passenger miles for the third quarter increased 2.6% to 7.0 billion on a 2.9% increase in capacity, resulting in a third quarter load factor of 83.7%, a decrease of 0.3 points year over year.
Yield per passenger mile in the third quarter was 10.87 cents, down 7.7% compared to the third quarter of 2008. Passenger revenue per available seat mile (PRASM) for the third quarter 2009 decreased 8.0% on a year over year basis to 9.10 cents and operating revenue per available seat mile (RASM) decreased 8.0% year-over-year to 10.19 cents.

Operating expenses for the quarter decreased 10.5%, or $92 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the third quarter decreased 13.0% year-over-year to 9.40 cents. Excluding fuel, CASM increased 8.5% to 6.47 cents.
Fuel Expense and Hedging
JetBlue’s fuel expense for the quarter was $148 million lower compared to the same period last year. JetBlue’s realized fuel price in the third quarter was $2.07 per gallon, a 39.7% decrease over third quarter 2008 realized fuel price of $3.42.
During the third quarter, approximately 8% of JetBlue’s fuel consumption was hedged. While JetBlue realized $23 million in fuel hedging losses during the quarter related to hedge positions it entered into in 2008, these losses had no cash impact during the quarter.
JetBlue continued to build its 2009 and 2010 fuel hedge portfolio during the third quarter with the addition of crude oil call options, jet fuel swaps and heating oil collar contracts. JetBlue has hedged approximately 61% of its fourth quarter estimated fuel consumption and 30% of its 2010 estimated fuel consumption with a combination of crude call options, jet fuel swaps and heating oil collars.
JetBlue expects an average price per gallon of fuel, including the impact of hedges, of $2.04 in the fourth quarter and $2.01 for the full year 2009.
Balance Sheet Update
JetBlue ended the third quarter with approximately $951 million in cash and cash equivalents.
In addition, JetBlue had $205 million of auction rate securities, net of unrealized losses, at the end of the quarter. JetBlue recorded a $3 million accounting gain in the third quarter related to the valuation of some of its auction rate securities. The accompanying financial tables contain further information regarding this gain.
“JetBlue’s strong liquidity position affords us the flexibility to weather the economic downturn while making prudent investments to position us for long-term growth,” said Ed Barnes, JetBlue’s CFO.
Fourth Quarter and Full Year Outlook
Looking ahead, for the fourth quarter of 2009, JetBlue expects to report an operating margin between six and eight percent. Pre-tax margin for the quarter is expected to be between zero and two percent. PRASM is expected to decrease between three and six percent year over year. RASM is expected to decrease between three and six percent year over year. CASM is expected to decrease between three and five percent over the year-ago period. Excluding fuel, CASM in the fourth quarter is expected to increase between five and seven percent year over year. Capacity is expected to increase between five and seven percent in the fourth quarter and stage length is expected to increase roughly one percent over the same period last year.
For the full year 2009, JetBlue expects to report an operating margin between seven and nine percent. Pre-tax margin for the full year is expected to be between two and four percent. PRASM for the full year is expected to decrease between four and seven percent year over year. RASM for the full year is expected to decrease between two and five percent year over year. CASM for the full year is expected to decrease between seven and nine percent over full year 2008. Excluding fuel, CASM in 2009 is expected to increase between seven and nine percent year over year. Capacity for the full year 2009 is expected to be in a range of negative one to positive one percent compared to 2008 and stage length is expected to decrease about four percent over full year 2008.
JetBlue will conduct a conference call to discuss its quarterly earnings today, October 22, at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 58 cities with 550 daily flights. New service to Saint Lucia begins on October 26 and service to Kingston, Jamaica begins on October 30. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2008 Annual Report on Form 10-K as updated by our Current Reports on Form 8-K filed on June 1, 2009 and August 26, 2009, and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2009	2008	Change		2009	2008	Change

OPERATING REVENUES
Passenger	$764	$807	(5.3)		$2,191	$2,334	(6.1)
Other	90	95	(5.3)		263	243	8.1

Total operating revenues	854	902	(5.3)		2,454	2,577	(4.8)

OPERATING EXPENSES
Aircraft fuel	246	394	(37.8)		687	1,072	(36.0)
Salaries, wages and benefits	199	173	14.3		576	519	10.9
Landing fees and other rents	56	52	9.0		160	152	5.3
Depreciation and amortization	59	54	8.6		170	145	17.3
Aircraft rent	31	33	(3.4)		95	97	(1.6)
Sales and marketing	38	38	1.4		113	118	(4.0)
Maintenance materials and repairs	40	32	25.2		111	97	14.7
Other operating expenses	119	104	14.2		327	317	3.1

Total operating expenses	788	880	(10.5)		2,239	2,517	(11.0)

OPERATING INCOME	66	22	208.2		215	60	258.3

Operating margin	7.7%	2.4%	5.3	pts.	8.8%	2.3%	6.5	pts.

OTHER INCOME (EXPENSE)
Interest expense	(50)	(67)	(24.6)		(148)	(182)	(18.4)
Capitalized interest	2	15	(88.0)		6	43	(86.8)
Interest income and other	5	20	(74.9)		6	40	(83.5)

Total other income (expense)	(43)	(32)	36.1		(136)	(99)	37.5

INCOME (LOSS) BEFORE INCOME TAXES	23	(10)			79	(39)

Pre-tax margin	2.7%	(1.1)%	3.8	pts.	3.2%	(1.5)%	4.7	pts.

Income tax expense (benefit)	8	(2)			32	(12)

NET INCOME (LOSS)	$15	$(8)			$47	$(27)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.05	$(0.03)			$0.18	$(0.12)

Diluted	$0.05	$(0.03)			$0.16	$(0.12)

Weighted average shares outstanding (thousands)
Basic	272,218	225,927			256,229	221,875
Diluted	344,169	225,927			327,801	221,875

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2009	2008	Change		2009	2008	Change

Revenue passengers (thousands)	6,011	5,657		6.3	16,993	16,812		1.1
Revenue passenger miles (millions)	7,027	6,848		2.6	19,612	20,167		(2.8)
Available seat miles (ASMs) (millions)	8,391	8,154		2.9	24,570	24,932		(1.4)
Load factor	83.7%	84.0%	(0.3	)pts.	79.8%	80.9%	(1.1	)pts.
Aircraft utilization (hours per day)	11.5	11.7		(3.3)	11.8	12.4		(5.4)

Average fare	$127.04	$142.55		(10.9)	$128.92	$138.80		(7.1)
Yield per passenger mile (cents)	10.87	11.78		(7.7)	11.17	11.57		(3.5)
Passenger revenue per ASM (cents)	9.10	9.89		(8.0)	8.92	9.36		(4.7)
Operating revenue per ASM (cents)	10.19	11.07		(8.0)	9.99	10.34		(3.4)
Operating expense per ASM (cents)	9.40	10.80		(13.0)	9.11	10.10		(9.7)
Operating expense per ASM, excluding fuel (cents)	6.47	5.96		8.5	6.32	5.80		9.0
Airline operating expense per ASM (cents) (a)	9.13	10.56		(13.5)	8.87	9.87		(10.1)

Departures	55,420	51,125		8.4	163,319	155,626		4.9
Average stage length (miles)	1,081	1,132		(4.6)	1,071	1,134		(5.6)
Average number of operating aircraft during period	151.0	142.2		6.2	146.9	139.4		5.4
Average fuel cost per gallon	$2.07	$3.42		(39.7)	$2.00	$3.08		(35.0)
Fuel gallons consumed (millions)	119	115		3.1	343	348		(1.4)
Percent of sales through jetBlue.com during period	75.9%	76.9%	(1.0	)pts.	75.9%	76.9%	(1.0	)pts.
Full-time equivalent employees at period end (a)					10,246	9,398		9.0

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	September 30,	December 31,
	2009	2008
Cash and cash equivalents	$951	$561
Total investment securities	219	254
Total assets	6,533	6,020
Total debt	3,362	3,144
Stockholders’ equity	1,511	1,266
SOURCE: JetBlue Airways Corporation

JETBLUE AIRWAYS CORPORATION
NON-GAAP FINANCIAL MEASURES (b)

	Three Months Ended		Nine Months Ended
	September 30, 2009		September 30, 2009
	$	Pre-tax margin	$	Pre-tax margin
	(millions)		(millions)
Income before tax, excluding unrealized holding gain (loss) on auction rate securities (ARS)
Income before income taxes, as reported	$23	2.7%	$79	3.2%

Unrealized holding gain (loss) of ARS	4	0.5%	4	0.2%
Put option related to ARS	(1)	-0.2%	(3)	-0.1%

ARS related gain (loss), net	3	0.3%	1	0.1%

Income before taxes, excluding ARS related gain (loss)	$20	2.4%	$78	3.1%

	$	Diluted EPS	$	Diluted EPS
	(millions)		(millions)
Net income, excluding unrealized holding gain (loss) of ARS
Net income, as reported	$15	$0.05	$47	$0.16
ARS related gain (loss), net of taxes	3	0.01	1	0.00

Net income, excluding ARS related gain (loss)	$12	$0.04	$46	$0.16

(b)	In management’s view, it is useful for investors to consider separately the impact of the Company’s investments in auction rate securities and the related unrealized gains (losses) and the period-to-period fluctuations in our financial performance excluding these items. It is important to distinguish between those reasons that relate to our ongoing operations and those that are a result of these unrealized holding gains (losses). Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.